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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         ERLY INDUSTRIES INC.
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               (Name of Registrant as Specified In Its Charter)

                               THE POWELL GROUP
                       FARMERS RICE MILLING COMPANY, INC.
                               NANETTE N. KELLEY
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                       [LETTERHEAD OF THE POWELL GROUP]

                       ERLY SHAREHOLDERS DESERVE ANSWERS

                              September 22, 1997

Dear Fellow ERLY Shareholder:

       The Powell Group, one of the ERLY Industries' largest shareholders with ownership of approximately 3.6% of ERLY's common stock, believes that its interests are identical to yours -- TO MAXIMIZE THE VALUE OF OUR MUTUAL INVESTMENT IN ERLY.

       We are further convinced that ERLY's Board of Directors has failed to provide shareholders with the type of leadership our Company deserves:
aggressive, progressive and responsive to its shareholders.   As a result of
their actions, the value of your ERLY investment has suffered.

       All of us, as shareholders of ERLY, now have the unique opportunity to make a critical decision regarding the future of our mutual investment in the Company. We are seeking your support for the election of our nominees to the Board of Directors of ERLY at its Annual Meeting of Shareholders on October 17, 1997 (previously scheduled for September 26, 1997), and your support in opposition to managements' proposals to amend the Company's charter and by-laws to eliminate cumulative voting and the ability of shareholders to act by written consent. We urge you to support our highly qualified nominees who have pledged to represent your interests and to maximize the value of your investment in ERLY. TO TAKE THIS IMPORTANT ACTION, PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR BLUE PROXY.

                         LET'S SET THE RECORD STRAIGHT

       In an effort to deflect attention from the very real and crucial issues in this proxy contest, the Board of Directors of ERLY has sent you a letter littered with unwarranted and untrue personal attacks on the integrity of The Powell Group and its nominees. We think you will agree that this conduct is unbecoming of the Board of a publicly-held company and nothing more than an attempt to mask the facts: ERLY'S TEN YEAR STOCK PERFORMANCE HAS WOEFULLY UNDER PERFORMED THE STOCK MARKET, which we believe is directly attributable to the lack of leadership by both its Board of Directors and senior management, controlled by longtime chief executive officer, Gerald Murphy, and his son Doug.

                       5 QUESTIONS TO ASK GERALD MURPHY
                          AND HIS BOARD OF DIRECTORS


       Longtime shareholders may recall ERLY's checkered past, which includes failed diversification attempts, a liquidity crisis leading to a default on its public debt, qualified reports from ERLY's auditors and the delisting of ERLY's common stock from the NASDAQ National Market -- all on Gerald Murphy's watch.

         While ERLY wants you to believe that the Company's financial situation is improving, the fact is that, at the present, ERLY is heavily leveraged and burdened with excessive and expensive debt (its total debt to equity ratio is 6:1). And, as you are well aware, you have never received a cash dividend on your investment. Unfortunately, in ERLY's case, the past foretells the future.

          As shareholders with mutual concerns, we thought it appropriate to ask some important questions of Gerald Murphy and ERLY's Board of Directors. While we've provided you with the answers, we think you deserve to hear Mr. Murphy's own response to these five simple questions.

1. IS IT TRUE THAT, ON SEPTEMBER 9, 1997, A CIVIL JURY IN TEXAS RETURNED A NEARLY $18 MILLION VERDICT AGAINST GERALD MURPHY, DOUGLAS MURPHY, ERLY AND AMERICAN RICE FINDING THAT THEY COMMITTED FRAUD AND WERE PART OF A CONSPIRACY THAT DAMAGED THE PLAINTIFFS?

         .     YES, IT'S TRUE! We were shocked to learn that the actions of the
         Murphys have resulted in a verdict that could result in an award for damages and costs against the Company and/or American Rice of as much
                           ----------------------------------------
         as $10 million.

         The verdict related to the Murphys' personal failed real estate investment in Houston, Texas, which had nothing to do with ERLY or American Rice. ERLY and American Rice became involved in the litigation only because the Murphys sought to use the resources of ERLY and American Rice to bring lawsuits and to fund litigation in an effort to prevent foreclosure of the stock they pledged in the real estate deal -- all for their benefit, not the Company's. The Murphys caused the companies to cover their personal legal expenses and to sue the other parties involved in the real estate deal on legal theories that were ultimately found by the court to be baseless. In fact, sanctions were imposed against the Murphys' attorney and paid for by American Rice! Ultimately, as a result of these actions by the Murphys, a jury found ERLY and ARI, along with the Murphys, responsible for fraud and conspiracy; and the net effect of the Murphys' actions has been to
                         --------------------------------------------------
         subject ERLY and American Rice to millions of dollars of potential
         ------------------------------------------------------------------
         liability and legal costs.
         -------------------------

         These matters are the subject of The Powell Group's shareholder derivative lawsuit against the Murphys, and The Powell Group believes that the recent verdict in the Texas litigation has proven the merits of the derivative action.

2. IS IT TRUE THAT LESS THAN ONE MONTH AGO STANDARD & POOR'S LOWERED ITS CORPORATE CREDIT RATING FOR AMERICAN RICE (ERLY'S PRIMARY SUBSIDIARY) TO CCC+ FROM B AND ALSO LOWERED ITS RATING ON THE COMPANY'S $100 MILLION MORTGAGE NOTES?

         .     YES, IT'S TRUE! On August 28, Standard & Poor's, one of the
         nation's most-respected credit rating agencies, cut American Rice's credit rating and lowered its rating on ARI's mortgage notes. According to Standard & Poor's, "an obligor rated 'CCC' is CURRENTLY VULNERABLE, and is dependent upon favorable business, financial and economic conditions to meet its financial commitments."(1) The current ratings have been placed on Standard & Poor's Credit Watch with developing implications and Standard & Poor's has said:

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(1) American Rice's rating is CCC+. According to S&P, "the + sign shows relative standing within the rating category."

        "The rating actions reflect the current impairment of [American Rice]'s liquidity, primarily due to the loss of financing associated with a failed business arrangement."

3. IS IT TRUE THAT ONE OF AMERICAN RICE'S MAJOR RICE SUPPLIERS HAS ADVISED ITS FARMERS NOT TO SHIP RICE TO AMERICAN RICE UNDER PREVIOUSLY ESTABLISHED CONTRACTS BECAUSE ARI DID NOT UPHOLD ITS CONTRACTUAL RESPONSIBILITY?"

        .    YES, IT'S TRUE! Consider for yourself how this major American Rice
        (ARI) supplier has described its recent business dealings with ARI:

        "... Our farmers have lost faith and confidence in ARI. The faith was lost when we agreed to contractual terms and ARI did not uphold their contractual responsibility."

        "Our farmers planned their financing around the original terms. When these terms were not met, they had to borrow money at a greater interest rate than ARI was paying them. Many farmers could not get a new crop loan because they were waiting for money from ARI to pay their old crop loan."

        "Until financial responsibility is shown, we have advised our farmers
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         not to ship against the ARI green rice contract."
         -------------------------------------------------

4. IS IT TRUE THAT GERALD MURPHY WAS RECENTLY AWARDED A 5 YEAR GOLDEN PARACHUTE AND THAT ARI BESTOWED THE GOLDEN PARACHUTE INSTEAD OF ERLY?

         .   YES, IT'S TRUE! In July, Mr. Murphy became the beneficiary of a lucrative "golden parachute" employment agreement. Mr. Murphy's "golden parachute" with ARI provides, among other things, for Mr. Murphy to be paid his full base salary (currently $350,000) and receive benefits (including his cash bonus) for 5 years if, among other conditions, there is a change in control of the Company. The agreement also obligates the company to indemnify Mr. Murphy for any judgments, fines and expenses incurred by him, which he may try to argue is a basis for indemnification by ARI for millions of dollars of damages in the Texas litigation. Mr. Murphy also earns cash compensation of $437,535.00 from ERLY Industries.

 5. IS IT TRUE THAT THE NET PROFIT MARGIN OF FARMERS RICE MILLING COMPANY EVERY YEAR SINCE 1992 HAS BEEN HIGHER THAN THE NET PROFIT MARGIN OF ERLY INDUSTRIES?

         . YES, ITS TRUE! Based on a comparison of the financial statements of Farmers Rice Milling Company (which have been reviewed but not audited) and the audited financial statements of ERLY Industries, the management at Farmers Rice Milling Company has achieved an average net profit margin of 6% for the 4 years ending March 31, 1997, while ERLY achieved an average net profit margin of less than a mere 1% for the 4 years ending December 31, 1997. Clearly, the management experience of Nanette Kelly and John Spain of The Powell Group could benefit ERLY. See it for yourself on our attached chart.

         While we all eagerly await a response from Mr. Murphy and his Board, you should remember the most important and incontrovertible fact: Over the past ten years, ERLY's stock price (as adjusted for stock dividends) has fallen drastically behind comparable stocks. During the same time period, the value of the S&P food product companies has increased 244% and the S&P 500 has grown by approximately 173%. Since "a picture is worth a thousand words," ERLY shareholders are urged to carefully review the attached stock performance graph -- VIVID AND COMPELLING EVIDENCE OF THE FAILURE OF ERLY'S BOARD TO ENHANCE SHAREHOLDER VALUE.

                             IT'S TIME FOR ACTION

       We urge you to support our efforts to enhance the value of your investment in ERLY. PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR BLUE PROXY VOTING "FOR" THE POWELL GROUP'S NOMINEES AND VOTING "AGAINST" MANAGEMENT'S PROPOSALS
TO ELIMINATE CUMULATIVE VOTING AND THE RIGHT OF SHAREHOLDERS TO ACT BY WRITTEN CONSENT. DO NOT SIGN ANY PROXY YOU RECEIVE FROM THE BOARD OF DIRECTORS OF ERLY. REMEMBER, ONLY YOUR LATEST DATED PROXY COUNTS! YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

       Questions? Please call us collect (504) 922-4663. You may also call D.F. King & Co., Inc., which is assisting us, at 1-800-290-6430.

       We remain committed to acting in the best interests of all ERLY shareholders and to seeing the value of our investment -- and yours -- enhanced. Thank you for your support.

                                              Sincerely,

                                              /s/ NANETTE N. KELLEY

                                              Nanette N. Kelley

Enclosures

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                                   IMPORTANT

            . Because only your latest proxy counts, even if you have already executed a BLUE proxy, it is important that you execute a new BLUE proxy to make certain that your vote counts. Please do so today, and thank you for your cooperation.

            .  Management has admitted that eliminating cumulative voting and
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               the ability to act by written consent may have the effect of
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               entrenching current management and may have an adverse impact on
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               ERLY's stock price. We strongly urge a vote in favor of our
               -------------------
               nominees for the board members, against the elimination of cumulative voting (Proposal #2) and against the elimination of the right of shareholders to act by written consent (Proposal #3).

            . If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct him/her to vote on the BLUE proxy card. You should also return your BLUE proxy by mail once received.


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                                    Page 4

                       ERLY INDUSTRIES, INC. STOCK PRICE
                      TEN YEAR HISTORY: UNDER-PERFORMANCE


                         PERCENT INCREASE IN 10 YEARS

[Chart of percentage increase of ERLY Industries Inc. Common Stock per share from 1987-1997 v. S&P Foods and S&P 500 appears here]

                                  Percent Increase (%)
                                  --------------------
         ERLY                             26.5
         S&P 500                         173
         S&P Food                        244

                       ANNUAL NET PROFIT AS A % OF SALES
                     ERLY V. FARMERS RICE MILLING COMPANY


[Chart of Annual Net Profit as a percentage of Sales of ERLY v. Farmers Rice Milling Company appears here]

          Year               ERLY (%)            Farmers Rice (%)
          ----               --------            ----------------
         1993                 -1.82                    9.55
         1994                  0.27                    6.86
         1995                  2.02                    6.99
         1996                 -0.24                    4.14
        Average                0.06                    6.88